UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 10, 2007

Date of Report (Date of earliest event reported)

Captaris, Inc.

(Exact Name of Registrant as Specified in Charter)

Washington	0-25186	91-1190085
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10885 N.E. 4th Street, Suite 400 Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)

(425) 455-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On July 10, 2007, Captaris, Inc., a Washington corporation (“Captaris”), through its wholly-owned subsidiary, Merlot Acquisition Corporation, a California corporation (“Merger Sub”), consummated its acquisition of Castelle, a California corporation (“Castelle”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among Captaris, Castelle and Merger Sub, dated April 25, 2007. In accordance with the terms of the Merger Agreement, Merger Sub was merged with and into Castelle, with Castelle being the surviving corporation (the “Merger”), and each issued and outstanding share of Castelle common stock was converted into the right to receive $4.14 in cash, after the closing adjustments described in the Merger Agreement. In addition, each outstanding option to purchase shares of Castelle common stock was converted into the right to receive an amount of cash equal to the product of (a) the number of shares as to which such option was vested and exercisable, multiplied by (b) the excess, if any, of the per share merger consideration ($4.14) over the per share exercise price of such option. The aggregate merger consideration described above to be paid by Captaris is approximately $10.8 million, net of Castelle’s cash balance at closing of approximately $8.5 million.

This description of the Merger Agreement is qualified in its entirety by the terms and conditions of the Merger Agreement, attached as Exhibit 2.1 to the Captaris’s Current Report on Form 8-K, filed with the Commission on April 30, 2007 and incorporated herein by reference. A copy of the press release issued by Captaris on July 11, 2007 concerning the Merger is filed as Exhibit 99.1 hereto, and is incorporated herein by reference.

Item 9.01. Financial Statement and Exhibits.

The following exhibits are furnished with this report on Form 8-K:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated April 25, 2007, by and among Captaris, Inc., Merlot Acquisition Corporation and Castelle (incorporated herein by reference to Exhibit 2.1 to Captaris’s Current Report on Form 8-K, filed with the Commission on April 30, 2007)

99.1	Press Release issued by Captaris, Inc., dated July 11, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 10, 2007

Captaris, Inc.

By:	/s/ Peter Papano
Name:	Peter Papano
Title:	Chief Financial Officer